Exhibit 10.6

EXECUTION COPY

AMENDMENT NO. 12 TO THE LOAN AGREEMENT

                     THIS AMENDMENT NO. 12 TO THE LOAN AGREEMENT is made as of October 4, 2002 (this “Agreement”) by and among RECOTON CORPORATION, a New York corporation (“Recoton”), INTERACT ACCESSORIES, INC., a Delaware corporation (“InterAct”), RECOTON AUDIO CORPORATION, a Delaware corporation (“Audio”), AAMP OF FLORIDA, INC., a Florida corporation (“AAMP”), RECOTON HOME AUDIO, INC., a California corporation (“RHAI”), RECOTON ACCESSORIES, INC., a Delaware corporation (“Recoton Accessories”) and RECOTON MOBILE ELECTRONICS, INC., a Delaware corporation (“Mobile Electronics”) and together with Recoton, InterAct, Audio, AAMP, RHAI and Recoton Accessories collectively, the “Borrowers”, the Guarantors (the Borrowers and the Guarantors are sometimes collectively referred to herein as the “Loan Parties”), the Lenders, HELLER FINANCIAL, INC., a Delaware corporation, for itself as a Lender and as Administrative Agent and Senior agent and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation for itself as a Lender and as Collateral Agent and Syndication Agent (the Administrative Agent, Senior Agent, Collateral Agent and Syndication Agent are sometimes referred to herein as the “Agents”) and is made with reference to the Loan agreement dated as of October 31, 2000 (as amended by the (i) Consent and Amendment No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement, dated as of February 7, 2001, (ii) Amendment No. 2 to the Credit Agreement, dated as of May 10, 2001, (iii) Consent and Amendment No. 3 to the Loan Agreement, Amendment No. 2 to the Security agreement and Amendment No. 1 to the Pledge Agreement, dated as of July 3, 2001, (iv) Fourth Amendment to Loan Agreement, dated as of February 26, 2002, (v) Waiver, Consent and Amendment No. 5 to the Loan Agreement, dated as of March 29, 2002, (vi) Waiver and Amendment No. 6, dated as of August 28, 2002, (vii) Amendment No. 7 to the Loan Agreement, dated as of September 13, 2002, (viii) Amendment No. 8 to the Loan Agreement dated as of September 18, 2002, (ix) Amendment No. 9 to the Loan Agreement dated as of September 20, 2002, (x) Amendment No. 10 to the Loan Agreement dated as of September 23, 2002 and (xi) Amendment No.11 to the Loan Agreement, Amendment No. 3 to the Security Agreement and Amendment No. 2 to the Pledge Agreement dated as of September 25, 2002 (“Amendment No. 11”), as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), among the Borrowers, the Guarantors, the Lenders and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as amended hereby.

R E C I T A L S

                      WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agents have entered into the Loan Agreement;

                      WHEREAS, the Lenders have made Loans to the Borrowers pursuant to the terms of the Loan Agreement;

                      WHEREAS, the Borrowers expressly reaffirm all of the Loan Documents and the debt and other obligations thereunder, the Borrowers agree that nothing contained herein shall operate to release the Borrowers or any other person or persons from their liability to keep and perform the provisions, conditions, obligations, and agreements contained in the Loan Documents, except as may be herein modified, and the Borrowers hereby reaffirm that each and every provision, condition, obligation and agreement in such documents shall continue in full force and effect, except as may be herein modified;

                      WHEREAS, the validity, priority and perfection of all mortgages, security interests and other liens granted or created by the Loan Documents is hereby acknowledged and confirmed by the Borrowers, and the Borrowers agree that such documents shall continue to secure the Loans and the other Obligations, as may be amended by this Agreement, without any change, loss or impairment of the priority of such mortgages, security interests or other liens;

                     WHEREAS, the Borrowers have requested that the Lenders agree to amend certain provisions of the Loan Agreement;

                      WHEREAS, subject to the terms and conditions of this Agreement, the Lenders have agreed to amend certain provisions of the Loan Agreement as specifically set forth herein;

                      WHEREAS, the Borrowers have failed to cause that certain Irrevocable Letter of Credit No. MAI91373 issued by Commerzbank AG, Filale Mainz to be amended as required by Section 7(g) of Amendment No. 11 (the “German LC Covenant”) on or before September 30, 2002 ;

                      WHEREAS, the Borrowers have requested that the Lenders waive the Borrowers’ failure to timely comply with the German LC Covenant (the “German LC Covenant Violation”);

                      WHEREAS, subject to the terms and conditions of this Agreement, the Lenders have agreed to waive the German LC Covenant Violation;

                      WHEREAS, the Borrowers have requested that the Lenders consent to the assignment by Recoton of its "Loudspeaker With Acoustic Band-Pass Filter" patent, U.S. Patent No. 4875546 (the "Patent Sale"); and

                      WHEREAS, subject to the terms and conditions of this Agreement, the Lenders hereby consent to the consummation of the Patent Sale and hereby waive any non-compliance with Section 7.3 of the Loan Agreement with respect to such transaction;

                      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                      Section 1. Certain Amendments to the Loan Agreement. Subject to the satisfaction of each of the conditions set forth in Section 5 of this Agreement, as of the Effective Date (as defined herein) the Loan Agreement is hereby amended as follows:

                                 (a) The first two sentences of the first paragraph of Section 2.1(B) of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Each Revolving Loan Lender severally agrees to lend to the Borrowers from time to time its Pro Rata Share of each Revolving Advance. The aggregate amount of all Revolving Loan Commitments shall not exceed (i) $160,000,000 during the period beginning on October 4, 2002 and ending on the earlier to occur of the date on which the German LC is drawn and October 15, 2002, (ii) $144,000,000 from and after such date until October 31, 2002 and (iii) $130,000,000 from and after October 31, 2002, in each case as such amount may be reduced from time to time pursuant to subsections 2.4(B)(5), 2.4(B)(6) or 2.4(C).”

                                 (b) Clause (b) of Section 2.1(B)(2) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) up to the lesser of (i) 70% of Eligible Inventory, which percentage shall be permanently reduced by 1% on October 31, 2002 and on each Thursday thereafter until such percentage is reduced to 65% and (ii) (A) 100% of the Appraised Value of Eligible Inventory for the period beginning October 4, 2002 and ending November 30, 2002, and (B) 85% of the Appraised Value of Eligible Inventory at all times after November 30, 2002;"

                                 (c) Clause (e) of Section 2.1(B)(2) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e) 100% of the undrawn portion of the letter of credit, if any, provided by Recoton Germany as set forth in Section 5.12 (the “German LC”),”

                                 (d) Section 11.1 of the Loan Agreement is amended to delete in its entirety the definition of “Permitted Overadvance” and to replace such definition with the following definition:

"`Permitted Overadvance' means an overadvance of an amount equal to $15,250,000 plus the amount of any withholding tax paid by the Administrative Agent with respect to amounts drawn under the German LC, up to a maximum amount of $750,000, which amount of overadvance shall be permanently reduced to zero on October 31, 2002."

                                 (e) Section 11.1 of the Loan Agreement is amended to add in the appropriate alphabetical order the following definition:

“‘German LC’ has the meaning assigned to it in Section 2.1(B)(2).”

                      Section 2. Consent and Waiver; Authority to Release Liens.

                                 (a) Subject to the satisfaction of the conditions set forth in Section 5 of this Agreement, and subject to the provisions of Section 3 hereof regarding the application of the proceeds thereof, the Lenders hereby consent to Recoton’s consummation of the Patent Sale pursuant to the terms and conditions of an Assignment Agreement (the “Assignment Agreement”) between Recoton and Logitech, Inc. (the “Assignee”), substantially in the form attached hereto as Exhibit A, and waive any noncompliance by the Borrowers with Section 7.3(A) of the Loan Agreement with respect to such transaction.

                                 (b) Subject to the satisfaction of the conditions set forth in Section 5 of this Agreement, the Lenders hereby irrevocably authorize the Senior Agent and Collateral Agent (i) to release its Liens on all of the “Released Collateral”, as such term is defined in the form of Release of Security Interest (Patent) attached hereto as Exhibit B, to the extent conveyed to the Assignee pursuant to the terms of the Assignment Agreement and to the extent constituting Collateral under the Security Documents and (ii) to execute and deliver such agreements, documents and instruments as may be requested by the Borrowers and prepared at the Borrowers’ sole expense in form and substance acceptable to the Senior Agent and Collateral Agent, to evidence the Lien release described in clause (i) above, including, without limitation, UCC Termination Statements, UCC Partial Release Statements, and UCC Statements of Amendment, and releases and assignments with respect to intellectual property security interests filed with the United States Patent and Trademark Office, it being understood and agreed that to the extent any such documents are to be recorded publicly such recordation shall be the sole and exclusive responsibility of the Borrowers and shall be made at the Borrowers’ sole expense; provided, however, that such releases shall specifically exclude, and the Loan Parties hereby reaffirm, the Senior Agent’s and Collateral Agent’s Liens under the Security Documents on all proceeds of the Released Collateral conveyed under and pursuant to the Assignment Agreement to the extent payable to or for the account of Recoton, all of the Recoton’s claims, rights and interests in, to and under the Assignment Agreement, and all property of the Loan Parties expressly excluded from the conveyances contemplated by the Assignment Agreement.

                                 (c) Subject to the conditions set forth in Section 5 hereof, the Lenders hereby waive the German LC Covenant Violation; provided, however, that such waiver is only effective if such covenant is complied with by the Borrowers on or before [October 15, 2002].

                      Section 3. Application of Proceeds. Upon receipt by Recoton of each payment (including each royalty payment) from the Assignee pursuant to or in connection with the Assignment Agreement, the Borrowers shall immediately pay to the Administrative Agent an amount equal to such payment received from the Assignee (each such amount being a “Received Amount”). If the initial Received Amount is in excess of $170,000, the Administrative Agent shall apply the first $100,000 of the initial Received Amount to the payment of the Revolving Loan without reducing the Revolving Loan Commitment. The Administrative Agent shall apply the remainder of the initial Received Amount (provided that if the initial Received Amount is less than or equal to $170,000, the remainder shall be the entire initial Received Amount) and each other Received Amount first, to the payment of Scheduled Installments of Term Loan B, then, to the payment of Scheduled Installments of Term Loan A, and then to the payments of Scheduled Installments of Term Loan C, each in the inverse order of maturity, and then to the payment of the Revolving Loan without reducing the Revolving Loan Commitment.

                      Section 4. Representations and Warranties. The Loan Parties hereby represent and warrant to each Agent and each Lender that after giving effect to this Agreement:

                                 (a) no Default or Event of Default has occurred and is continuing on and as of the date hereof;

                                 (b) the representations and warranties of the Loan Parties and the other Loan Parties contained in the Loan Agreement and the other Loan Documents are true and correct on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to a different date; and

                                 (c) the execution and delivery by the Loan Parties to this Agreement and the performance by the Loan Parties of all of their respective agreements and obligations under this Agreement and the Loan Agreement as amended hereby, respectively, are within the power and authority of the Loan Parties and have been duly authorized by all necessary action on the part of the Loan Parties, and that the execution and delivery by the Loan Parties, of this Agreement and the performance by each of the transactions contemplated hereby will not contravene any term or condition set forth in any material agreement or instrument to which each is a party or by which each is bound.

                      Section 5. Effectiveness and Conditions Precedent. This Agreement shall become effective on October 4, 2002 (the “Effective Date”), upon the Administrative Agent’s receipt of counterparts of this Agreement executed and delivered by each of the Lenders (other than the Term Loan C Lenders), the Borrowers and the Guarantors (which executions and deliveries may be effected by delivery and receipt by facsimile transmission).

                      Section 6. Status of Loan Documents; Additional Representations and Warranties.

                                 (a) This Agreement is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly provided hereby, (i) the terms, provisions and conditions of the Loan Documents and (ii) the Liens granted under the Loan Documents shall continue in full force and effect and are hereby ratified and confirmed in all respects.

                                 (b) No waiver or amendment of any terms or provisions of the Loan Agreement made hereunder shall relieve the Loan Parties from complying with any other term or provision of the Loan Agreement or any other Loan Document.

                                 (c) No action taken by any Lender, the Administrative Agent or the Collateral Agent prior to, on or after the date hereof shall constitute a waiver of or modification of any term or condition of any of the Loan Documents, except as specifically set forth herein, or prejudice any rights which the Administrative Agent, the Collateral Agent or any of the Lenders may now have as of the date hereof or may have in the future under or in connection with the Loan Documents, including without limitation all rights and remedies in connection with Defaults, Events of Default and failures of conditions precedent to the making of Loans and the issuance of Lender Letters of Credit that have occurred and are continuing, all of which rights and remedies each Lender, the Administrative Agent and the Collateral Agent hereby expressly reserve.

                                 (d) The Loan Parties represent and warrant to each of the other parties hereto that except as heretofore disclosed in writing by the Loan Parties to the Lenders, as of the date hereof, there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Loan Parties or any property of any of the Loan Parties that is likely to have a Material Adverse Effect.

                      Section 7. Lenders’ Consent to Term Loan D. The Lenders agree to permit the making by one or more Lenders of an additional loan substantially in accordance with the terms set forth in Exhibit C attached hereto, subject to written approval by the Lenders (other than the Term Loan C Lenders) of the definitive terms of the amendment to the Loan Agreement contemplated in such Exhibit.

                      Section 8. German LC Draw. As soon as practicable following the Borrowers’ compliance with the German LC covenant, the Administrative Agent shall prepare a draw certificate for the full amount of the German LC.

                      Section 9. Miscellaneous.

                                 (a) No Waiver, Cumulative Remedies. No failure or delay or course of dealing on the part of any Agent or any Lender in exercising any right, power or privilege hereunder shall operate as an express or implied waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lenders would otherwise have. No notice to or demand on the Borrowers or Guarantors in any case shall entitle the Borrowers or Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

                                 (b) Ratification, Etc. Except as expressly provided for herein, the Loan Agreement and all documents, instruments and agreements related thereto, including but not limited to, the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, each of the Loan Parties and each of the Lenders party hereto ratify and confirm the effectiveness, validity, and enforceability of each of the amendments to the Loan Agreement entered into by the Borrowers and the Lenders or the Requisite Lenders and each of the amendments to the Security Agreement and Pledge Agreement entered into by the Loan Parties and the Senior Agent. The Loan Agreement and this Agreement shall be read and construed as a single agreement. This Agreement shall constitute one of the Loan Documents and the obligations of the Borrowers and Guarantors under this Agreement shall constitute Obligations for all purposes of the Loan Documents. All references in the Loan Agreement, the Loan Documents or any related agreement or instrument to the Loan Agreement shall hereafter refer to the Loan Agreement as amended hereby.

                                 (c) Expenses. The Borrowers agree to pay and reimburse the Administrative Agent and Lenders for all of their costs and expenses (including, without limitation, costs and expenses of legal counsel and Richter Consulting, Inc.) in connection with this Agreement.

                                 (d) Bankruptcy; Insolvency. The Borrowers represent and warrant that, on and as of the date hereof, no proceeding has been filed or commenced by or against the Borrowers for dissolution or liquidation, or by or against the Borrowers voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; nor does there exist insolvency of the Borrowers, nor do the Borrowers fail to pay their debts as they become due in the ordinary course of business; nor has a creditor’s committee been appointed for the business of the Borrowers; nor have the Borrowers made an assignment for the benefit of creditors, or filed a petition in bankruptcy or for reorganization or to effect a plan of arrangement with creditors; nor have the Borrowers applied for or permitted the appointment of a receiver or trustee for any or all of their property, assets or rights; nor are the Borrowers aware of any such receiver or trustee being appointed for any or all of their property, assets or rights; nor has any of the above actions or proceedings whatsoever been commenced by or against any other party liable for the Obligations.

                                 (e) Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision.

                                 (f) Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                                 (g) Counterparts. This Agreement may be executed and delivered in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with each of Recoton and the Administrative Agent.

                      Section 10. Release. The Borrowers and each of the Guarantors hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of any of the Agents or Lenders occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectibility or enforceability of the Loan Agreement or any of the other Loan Documents, the Obligations, the Liens securing such Obligations, or any of the terms or conditions of any Loan Document (it being understood that such acknowledgement and confirmation does not preclude the Borrowers or the Guarantors from challenging the Agents’ or any Bank’s interpretation of any term or provision of the Loan Agreement or other Loan Document) and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Agents, the Lenders, and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Loan Agreement or any of the other Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Obligations, the Liens securing the Obligations or any or all of the terms or conditions of any Loan Document) or any transaction relating thereto; provided, however, that no Borrower nor Guarantor hereby releases or holds harmless any Indemnified Party for actions or omissions by any such Indemnified Party constituting, or losses or expenses directly resulting from, the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction.

                      Section 11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWERS:	RECOTON CORPORATION

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title:   Executive Vice President - Finance

INTERACT ACCESSORIES, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC.
RECOTON HOME AUDIO, INC.
RECOTON ACCESSORIES, INC.
RECOTON MOBILE ELECTRONICS, INC.

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Vice President

GUARANTORS:	CHRISTIE DESIGN CORPORATION
RECOTON INTERNATIONAL HOLDINGS, INC.
RECOTON JAPAN, INC.
RECONE, INC.
RECOTON CANADA LTD.
INTERACT CANADA, LTD.
INTERACT INTERNATIONAL, INC.
INTERACT HOLDINGS, INC.
INTERACT TECHNOLOGIES, INC.

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Vice President

LENDERS:	HELLER FINANCIAL, INC., individually and as Senior Agent and Administrative Agent By: /s/ Hugh Wilder Name: Hugh Wilder Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, individually and as Collateral Agent and Syndication Agent By: /s/ Hugh Wilder Name: Hugh Wilder Title: Authorized Signatory

BANK OF AMERICA, N.A. By: /s/ Valerie Peppe Name: Valerie Peppe Title: Assistant Vice President

THE CIT GROUP / BUSINESS CREDIT, INC. By: /s/ Vincent Belcastro Name: Vincent Belcastro Title: Vice President

GUARANTY BUSINESS CREDIT CORPORATION By: /s/ James E. Casper Name: James E. Casper Title: Senior Vice President

FOOTHILL CAPITAL CORPORATION By: /s/ Robert J. Cambora Name: Robert J. Cambora Title: Senior Vice President

CITIZENS BUSINESS CREDIT By: /s/ Thomas D. Opie Name: Thomas D. Opie Title: Vice President

WASHINGTON MUTUAL BANK By: /s/ Terri K. Lins Name: Terri K. Lins Title: Vice President

SIEMENS FINANCIAL SERVICES, INC. By: /s/ Frank Amodio Name: Frank Amodio Title: Vice President - Credit

GMAC BUSINESS CREDIT LLC By: /s/ Alexander J. Chobot Name: Alexander J. Chobot Title: Vice President

U.S. BANK BUSINESS CREDIT By: /s/ Suzanne Geiger Name: Suzanne Geiger Title: Senior Vice President

EXHIBIT A

Assignment Agreement

[Attached]

EXHIBIT B

Release of Security Interest (Patent)

[Attached]

EXHIBIT C

Terms of Term Loan D

[Attached]

EXHIBIT C TO AMENDMENT NO. 12
TO THE LOAN AGREEMENT

Summary of Proposed Terms and Conditions of
$15,000,000 Tranche D Term Loan
to
AAMP of Florida, Inc.
as an
Amendment
to the
Recoton Corporation
Loan Agreement dated as October 31, 2000,
as previously amended

The Loan Agreement would be modified pursuant to an amendment agreement substantially on the terms and conditions described below; all references herein to the “closing” shall mean and refer to the consummation and effectiveness of such amendment. All other terms and conditions of the Loan Agreement and related Loan Documents will remain unchanged and shall be ratified and confirmed. This term sheet is a summary of terms only and is not a commitment of any lender to provide the proposed financing, which commitments may only be established through later subsequent legal documentation approved in writing and executed by all of the Lenders (other than the Term Loan C Lenders) and by the lenders which ultimately agree to provide the Term Loan D described below.

Bank Group would authorize the making of Term Loan D in the aggregate principal amount of $15MM to AAMP of Florida, Inc. ("AAMP") by GE Capital/Heller and possibly one or more of the other existing lenders (collectively, the "Term D Lenders").

Term Loan D would mature with a balloon payment on January 25, 2003, and have an interest rate of Prime + 3, payable monthly in arrears.

The proceeds of Term Loan D would be used as follows:

$1MM fee to Term D Lenders; and $14MM as a payment to the Revolving Loan, which will be a permanent reduction.

The payment to the Revolving Loan would be first allocated to the availability generated by the AAMP current assets in the existing Borrowing Base, and secondly to the current outstanding Permitted Overadvance.

Term Loan D would have a first security position on any and all of the AAMP assets and capital stock, and a second behind the Lenders other than the Term D Lenders (hereafter, the “Senior Bank Group”), including Term Loan C, on all of assets and capital stock of Recoton and its other Subsidiaries. The Senior Bank Group would retain a second position on the AAMP assets and capital stock. Term Loan D would constitute “Senior Debt” for purposes of both tranches of Recoton’s existing subordinated indebtedness.

At the close of Term Loan D, the Senior Bank Group would agree to reduce the Required Minimum Excess Availability amount to zero (subject to the succeeding paragraphs). Also, the Senior Bank Group would agree that the future changes to the Required Minimum Excess Availability balance after the closing Term Loan D will be governed by Requisite Lenders.

Any Overadvance outstanding after the application of Term Loan D and the reduction of the Required Minimum Excess Availability to zero must be repaid at the close of Term Loan D. However, the Required Minimum Excess Availability would be increased to $6MM upon the earlier of the sale of AAMP and 11/30/02.

The inventory advance rate would remain 70% until 10/31/02, at which time it would be reduced by 1% per week until it reaches 65%. This reduction would continue until the completion of the AAMP sale, at which time the advance rate would reduce immediately to 65%.

Term Loan D would have no voting rights under the Loan Agreement (other than with respect to payment and bankruptcy defaults and other matters directly affecting Term Loan D), and the Senior Bank Group would not be able to prevent the Term D Lenders from taking any action in respect to the AAMP assets upon any default with respect to Term Loan D.

Upon the closing of the sale of AAMP the net proceeds would initially be applied to the repayment in full of Term Loan D, and any proceeds above and beyond the repayment in full of Term Loan D would be applied in the following order:

           1. If such excess proceeds are equal to or greater than $7MM:

a) 15% of the proceeds would be allowed to remain in the Company for general working capital purposes.

b) 85% of the proceeds would be provided to the Senior Bank Group for application:

1) To the Revolving Loan in order to re-establish the $6MM level of the Required Minimum Excess Availability, and to effectuate a 65% advance rate on the Inventory, then,

2) As a permanent paydown to the Revolving Loan; and

           2. If such excess proceeds are less than $7MM:

a) the first proceeds would be provided to the Senior Bank Group for application to the Revolving Loan in order to re-establish the $6MM level of the Required Minimum Excess Availability and to effectuate a 65% advance rate on the Inventory, then

b) any remaining proceeds would be applied:

1) 15% would be allowed to remain in the Company for general working capital purposes.

2) 85% would be applied as a permanent paydown to the Revolving Loan.

The current Permitted Overadvance would remain at $15,250,000 until the calling of the German L/C. Upon the receipt of the proceeds of the German L/C, the Permitted Overadvance would increase to $16MM and the net proceeds of the German L/C will be used as a permanent paydown on the Revolving Loan.

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